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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)
       NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                              FOR IMMEDIATE RELEASE



                 THREE NEW DIRECTORS NAMED TO LOEWEN GROUP BOARD


VANCOUVER, BC, December 17, 1998 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) announced today the election of three new outside directors to the Company's Board of Directors. The new directors are: Thomas M. Taylor, President of TMI-FW, Inc.; John S. Lacey, most recently President and Chief Executive Officer of The Oshawa Group; and William R. Riedl, President of Fairvest Securities Corporation. Mr. Lacey was also elected to the Special Committee of the Board of Directors which is continuing to examine all strategic alternatives for maximizing shareholder value.

Thomas M. Taylor is President of Thomas M. Taylor & Co. and TMI-FW, Inc., investment consulting firms that provide services to Tundra Investors L.P., certain other entities associated with certain members of the Bass family of Fort Worth, Texas and Ontario Teachers' Pension Plan Board. Mr. Taylor is also a director of Agrium, Inc., Encal Energy Limited, John Wiley & Sons, Kirby Corporation, MacMillan Bloedel Limited, Meditrust Companies and Moore Corporation Limited.

John S. Lacey is an experienced executive who has held a number of senior management positions. He most recently served as President and Chief Executive Officer of The Oshawa Group. The Oshawa Group owns Agora Food Merchants (Canada's largest food retail franchiser) and SERCA Foodservice Inc. (Canada's only national foodservice wholesaler). Prior to his service at the The Oshawa Group, Mr. Lacey was President and CEO of Western International



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Communications Ltd. (WIC), a leading Canadian broadcast, communications and entertainment company.

William R. Riedl has been President and Chief Executive Officer of Fairvest Securities Corporation, an institutional stock brokerage firm, since 1991. Mr. Riedl is currently a director of the Investment Dealers Association of Canada and Chairperson of the Board of Directors of the Yonge Street Mission.

Speaking on behalf of the Loewen Group Board's Director Search Committee, John
N. Turner, who is also chairman of the Special Committee of the Board, stated, "We welcome the counsel and experience the three new outside directors bring to the Board as we continue our efforts to consider all strategies to maximize shareholder value."

The three new outside directors replace three inside directors of the Company who retired today from the Board as part of the Board's previously announced policy of keeping the size of the Board at a practical level while, at the same time, increasing the number of outside directors.

The retiring directors are Loewen Group employees Timothy R. Hogenkamp, Paul Wagler and Larry Miller all of whom will continue in their present non-Director roles with the Company.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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